SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

      Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

STOKELY USA, INC., Commission File Number 0-13943
      (Name of Registrant as Specified In Its Charter)
STOKELY USA, INC.
      (Name of Person(s) Filing Proxy Statement)

      Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).
[ ]   $500 per each party to the controversy pursuant to Exchange
      Act Rules 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: COMMON STOCK

(2)   Aggregate number of securities to which transaction applies:
      NOT APPLICABLE

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/ NOT APPLICABLE

(4)   Proposed maximum aggregate value of transaction:  NOT
      APPLICABLE

      _/Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)   Amount Previously Paid:  NOT APPLICABLE

(2)   Form, Schedule or Registration Statement No.:  NOT APPLICABLE

(3)   Filing Party:  NOT APPLICABLE

(4)   Date Filed:  NOT APPLICABLE

                                   STOKELY USA, INC.
                              1055 Corporate Center Drive
                             Oconomowoc, Wisconsin  53066

                                 ---------------------

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held on August 26, 1994

                                 ---------------------

To the Holders of Common Stock of Stokely USA, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Stokely USA, Inc. (the "Company") will be held on Friday, August 26, 1994, at 10:00 a.m., Milwaukee time, at the Olympia Resort & Conference Center, Highway 67, Oconomowoc, Wisconsin.

      The Annual Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement:

      1.    The election of four directors for three-year terms;

      2. The ratification of the Stokely USA, Inc. 1994 Executive Stock Option Plan (the "Executive Option Plan"); and

      3. Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other such business.

      The Board of Directors has established July 8, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                          By Order of the Board of Directors



                                          Robert M. Brill
                                          Secretary

Oconomowoc, Wisconsin
July 18, 1994

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                   STOKELY USA, INC.
                              1055 Corporate Center Drive
                             Oconomowoc, Wisconsin  53066

                                   ----------------

                            ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held On August 26, 1994

                                   ----------------

                          SOLICITATION AND VOTING OF PROXIES


      This Proxy Statement is being furnished to holders of common stock, $.05 par value per share (the "Common Stock") of Stokely USA, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, August 26, 1994, at 10:00 a.m., Milwaukee time, at the Olympia Resort & Conference Center, Highway 67, Oconomowoc, Wisconsin and at any adjournments thereof.

      The 1994 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended March 31, 1994, accompanies this Proxy Statement and appointment form of proxy, which is being mailed to shareholders on or about July 18, 1994.

      Regardless of the number of shares of Common Stock owned, it is important that holders of record of a majority of the shares be represented by proxy or present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for directors named in this Proxy Statement and FOR the ratification of the Company's Executive Option Plan. Returning your completed proxy form will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

      The Board of Directors of the Company knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.
      Any shareholder giving a proxy has the power to revoke it any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Robert M. Brill, Secretary, Stokely USA, Inc., 1055 Corporate Center Drive, Oconomowoc, Wisconsin 53066); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

      The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. The Company will utilize Georgeson & Company, Inc. to assist in the solicitation of proxies for a fee for of $6,000. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mails by directors, officers and regular employees of the Company without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record to the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.


                                   VOTING SECURITIES

      The securities which may be voted at the Annual Meeting consist of shares of Common Stock with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on July 8, 1994, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 8,324,645.

      The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are included in the determination of shares present and voting for purposes of whether a quorum exists, while broker non-votes are not. Neither abstentions nor broker non-votes are counted in determining whether a matter has been approved. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

      As to the election of directors, the proxy being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under the Wisconsin Business Corporation Law, directors are elected by a plurality of the votes cast with a quorum present and cumulative voting is not permitted. The affirmative vote of a majority of the total shares of Common Stock represented in person or by proxy is necessary to ratify the Company's Executive Option Plan.

      Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.

                     MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

                                       MATTER 1.
                                 ELECTION OF DIRECTORS

      The Board of Directors of the Company consists of eleven directors (the "Board") divided into three classes. Directors hold office for staggered terms of three years (or until their successors are elected and qualified). At each annual meeting of the shareholders of the Company, one class of directors will be elected for a term of three years to succeed the directors whose terms are expiring. The following four nominees, three of whom are directors serving terms which expire at the Annual Meeting, have been nominated by the Board for submission to the shareholders to serve a three-year term expiring at the 1997 Annual Meeting of Shareholders.

      Unless otherwise directed, each proxy executed and returned by a shareholder will be voted FOR the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

      The following tables present information concerning the nominees for director and each director serving an unexpired term, including tenure as a director of the Company.


                           Position with the Company             Director
                           and Principal Occupation          of the Company
   Name           Age<F1>  During the Past Five Years             Since
   ----           ------   --------------------------        --------------

                      Nominees for Election to Terms Expiring in 1997


Orren J. Bradley    69     Senior Vice President, Laub             1985
                           Group, Inc. since 1985;
                           Chairman, Boston Store
                           Division of Federated
                           Department Stores, Inc.
                           1967-85; Director Northwestern
                           Mutual Life Insurance
                           Investment Funds and Oshkosh
                           B'Gosh, Inc. (apparel
                           manufacturing)


- ------------------------
<F1> As of June 1, 1994.
                           Position with the Company            Director
                           and Principal Occupation          of the Company
   Name          Age <F1>  During the Past Five Years            Since
   ----          --------  --------------------------        --------------

James H. DeWees     65     Retired; President and Chief          Nominee
                           Executive Officer, Godfrey
                           Company (division of Fleming
                           Companies, Inc.), 1984-94;
                           Vice President, Fleming Companies
                           Inc. 1987-94 (wholesale food
                           distributor)

Carol Ward Knox     43     Principal, Morgan & Meyers, Inc.,        1993
                           since 1982 (public relations
                           consultant)

Thomas W. Mount     63     Retired; Chairman, 1992-1993;            1966
                           President and Chief Operating
                           Officer, 1975-92; joined the
                           Company in 1957

                     Directors Whose Present Terms Continue Until 1995

Russell W. Britt     68    Retired; President, Chief Operating      1985
                           Officer and Director of Wisconsin
                           Energy Corp. 1987-91; Vice President,
                           1981-87; Executive Officer and Director
                           of Wisconsin Electric Power Co. and
                           Wisconsin Natural Gas Co., subsidiaries
                           of Wisconsin Energy, 1982-91; Director,
                           Bank One Wisconsin Trust Company, N.A.

Ody J. Fish           69   Private Investor; President,             1985
                           Pal-O-Pak Insulation Co., Inc.
                           (manufacturer of cellulose insulation
                           and allied products), 1951-86; Director,
                           Marshall Family of Mutual Funds

Stephen W. Theobald   48   Vice Chairman and Treasurer since        1980
                           June 1992; Vice President Adminis-
                           tration and Treasurer, 1990-1992;
                           Vice President-Administration,
                           1985-90; joined the Company in 1985

Vernon L. Wiersma     44   President and Chief Executive Officer    1982
                           since August 1993; President, June 1992-
                           August 1993; Executive Vice President,
                           1985-92; Vice President Operations,
                           1983-85; joined the Company in 1973

- ------------------------
<F1> As of June 1, 1994.
                           Position with the Company            Director
                           and Principal Occupation          of the Company
   Name          Age <F1>  During the Past Five Years            Since
   ----          --------  --------------------------        --------------

                     Directors Whose Present Terms Continue Until 1996


Charles J. Carey     69    Consultant since 1989; President         1989
                           and Chief Executive Officer,
                           National Food Processors Association
                           (trade association), 1972-1989

Frank J. Pelisek     64    Chairman of the Board of Directors       1983
                           and Executive Committee of the Board
                           of Directors since August 1993; Acting
                           Chief Executive Officer and Chairman
                           of the Executive Committee of the Board
                           of Directors, June 1992-August 1993;
                           Partner, Michael Best & Friedreich (legal counsel to the Company) since 1965

Joseph B. Weix       66    Retired; Chairman of the Board and       1963
                           Chief Executive Officer, 1975-1992;
                           joined the Company in 1954


- -------------------------
<F1> As of June 1, 1994.

      The affirmative vote of a plurality of the votes cast is required for the election of the four nominees. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted in favor of election of the above-described nominees.


                             THE BOARD OF DIRECTORS RECOMMENDS
                           THAT YOU VOTE FOR THE ELECTION OF THE
                                  NOMINEES FOR DIRECTOR.


                                         MATTER 2.
                           RATIFICATION OF THE STOKELY USA, INC.
                             1994 EXECUTIVE STOCK OPTION PLAN


      On June 3, 1994, the Board of Directors of the Company adopted the Stokely USA, Inc. 1994 Executive Stock Option Plan (the "Executive Option Plan"). All key full-time employees of the Company and of any or future subsidiaries are eligible to participate in the Executive Option Plan. The Executive Option Plan provides for the granting of (i) incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) non-qualified stock options ("NSOs"), and (iii) stock appreciation rights ("SARs"). Options for a total of 400,000 shares of Common Stock are available for granting to eligible participants under the Executive Option Plan. Under the Executive Option Plan, the maximum number of shares for which grants may be made to any eligible employee may not exceed 50,000 shares. As of the date hereof, no option grants have been made under the Executive Option Plan.

      The Compensation Committee of the Board or such other committee appointed by the Board (the "Committee") will administer the Executive Option Plan. The Committee will consist of at least three members of the Board, and a majority of the Committee shall be "disinterested persons," as is defined under applicable federal law, at the time any ISOs, NSOs, or SARs are granted under the Executive Option Plan. The Committee also will have the power, subject to the express provisions of the Executive Option Plan, to: (i) determine the recipients and the terms of options granted,
(ii) construe and interpret the Executive Option Plan and options granted thereunder; and (iii) establish, amend, and revoke rules and regulations for Executive Option Plan administration as necessary or expedient to make the Executive Option Plan fully effective and in the best interests of the Company. The Committee will determine the maximum number of options which may be exercisable in any year.
      The Committee will determine the expiration date (but not later than ten years from the date the option is granted) and the exercise price of the options. The exercise price may be paid in full in cash or, in the discretion of the Committee, in shares of Common Stock of the Company, valued at fair market value on the date of exercise, or in a combination of shares of Common Stock and cash. No options may be granted under the Executive Option Plan following the tenth anniversary of the effective date of the Executive Option Plan (June 3, 2004). Options will be transferable only by will or the laws of descent and distribution. Except as noted below, the exercise price at the time of the grant of the options will be at least 100% and 90% of the fair market value of the underlying shares of Common Stock for ISOs and NSOs, respectively. ISOs granted to any person who is the beneficial owner of more than 10% of the outstanding shares of Common Stock may be exercised for a period of five years following the date of grant and the exercise price at the time of grant must be equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum fair market value of the Company's Common Stock (determined at the time of the grant) subject to ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.

      In the event of any recapitalization, stock split, or reverse stock split, combination or exchange of shares, stock dividend, merger in which the Company is the surviving corporation, combination or exchange of shares, or other capital change affecting the Common Stock of the Company, the number of shares relating to each option and the exercise price per share under options granted shall be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

      In the event of death or disability of an optionee, options will be fully vested and may be exercisable within one year from the date of such death or disability, but not later than the date on which the options would otherwise expire. If an optionee ceases to perform services for the Company due to retirement, options will be fully vested and may be exercisable within three months from the date of retirement, but not later than the date on which the options would otherwise expire. If the employment or service of an optionee is terminated for any reason other than such death or disability, but is not terminated for cause or by the optionee's voluntary termination, options which are exercisable at such termination date may be exercised at any time within three months thereafter, but not later than the date on which the options would otherwise expire. Options held by employees who voluntarily terminate employment or are terminated for cause will immediately terminate and may not be exercised by such optionee.

      Options will be immediately exercisable and all restrictions shall terminate in the event of a change of control. In addition, upon a change of control, the Committee has sole discretion to take any of the following actions as to any options granted prior to the change in control: (a) provide for the purchase of any such option, upon the optionee's request, for an amount equal to the difference between the exercise price and the then fair market value of the shares of Common Stock subject to unexercised options; (b) make an adjustment to any such option then outstanding as the Committee deems appropriate to reflect such change in control; and (c) cause any such option then outstanding to be assumed, by the acquiring or
surviving corporation, after such change in control.   "Change of control"
is defined to include: (i) the acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company by a corporation or other legal person (the "Acquiror") through a merger, consolidation or reorganization; (ii) the sale of all or substantially all of the assets of the Company to the Acquiror; and (ii) the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of three directors or the directors constituting a majority of the number of directors of the Company then in office.

      An NSO granted in conjunction with an SAR only shall be exercisable during the period beginning on the third business day following the date of release of quarterly or annual summary statements of operations and ending on the twelfth business day following such date. SARs may be granted by the Committee in conjunction with any NSO granted under the Executive Option Plan, at the time of the grant of such NSO and on the basis of up to one SAR for each share subject to an NSO. All of the terms of the Executive Option Plan regarding NSOs also shall apply to SARs.
Accordingly, each SAR shall become exercisable, transferable and shall expire only when and to the extent the underlying NSO is exercised, transferred or expired. To the extent an NSO is exercised without a simultaneous exercise of the related SARs, the related SARs shall terminate. The Committee may require, as a condition to the exercise of an NSO, that the optionee concurrently pay to the Company the entire amount or portion of any taxes which the Company may be required to withhold by reason of such exercise.

      The Board of Directors may amend or discontinue the Executive Option Plan at any time, but may not, without the consent of the individual to whom an option has been granted, make any alteration in an option which would adversely affect the same. Shareholder approval shall be required for any amendment which (i) increases the aggregate number of shares available for options under the Executive Option Plan, (ii) reduces the minimum option price, (iii) extends the term of the Executive Option Plan or the maximum period during which any option may be exercised, or (iv) amends the Executive Option Plan to provide ISOs issued would fail to qualify as incentive stock options under Section 422 of the Code.

      The purpose of shareholder ratification of the Executive Option Plan is to enable the Company to continue to list its shares of Common Stock on the NASDAQ National Market System. Shareholder ratification also will enable recipients of options under the Executive Option Plan to qualify for certain exemptive treatment from the short-swing profit liability provisions of Section 16(b) of the Exchange Act of 1934, as amended, and will qualify the Executive Option Plan for granting incentive stock options under Section 422A of the Code.

      The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and voted at the Annual Meeting is required for ratification of the Executive Option Plan.

                             THE BOARD OF DIRECTORS RECOMMENDS
                              A VOTE FOR RATIFICATION OF THE
                       STOKELY USA, INC. 1994 EXECUTIVE OPTION PLAN


                   MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES


      During the fiscal year ended March 31, 1994, the Board of Directors of the Company held four regular meetings and one special meeting. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held and the total number of committee meetings on which such director served during the fiscal year ended March 31, 1994. The Board of Directors of the Company has standing Executive, Audit, Compensation and Nominating Committees.

      The Executive Committee has the authority during the intervals between Board meetings to exercise the powers of the Board, except for certain powers reserved exclusively for the Board. The Committee was restructured in June 1992 and presently consists of Mr. Pelisek (Chairman) and Messrs. Bradley, Britt, Carey, Fish and Foster. The Executive Committee did not meet during the fiscal year ended March 31, 1994.

      The Audit Committee consists of Messrs. Britt (Chairman), Bradley, Mount and Wiersma. The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent public accountants and reviews with the independent public accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's accountants, approves services rendered by such accountants and recommends to the Board the engagement, continuation or discharge of the Company's accountants. The Company's Audit Committee held three meetings during the fiscal year ended March 31, 1994.

      The Compensation Committee is responsible for overseeing the management of human resources activities of the Company, including compensation for directors and executive officers, and the design of employee pension and investment plans. The Compensation Committee is responsible for determining the recipients and terms of stock options granted under the 1985 Stokely Stock Option Plan and the Executive Option Plan. The Compensation Committee consists of Messrs. Fish (Chairman), Carey, Pelisek and Weix, and met one time during the fiscal year ended March 31, 1994.

      The entire Board of Directors of the Company acted as a Nominating Committee for the selection of the nominees for directors to stand for election at the Annual Meeting. The Board, acting as the Nominating Committee, met one time during the fiscal year ended March 31, 1994. The Company's By-Laws allow for shareholder nominations of the directors and require such nomination to be made pursuant to timely notice to the Chief Executive or President of the Company.

                     COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

      The following table summarizes the total compensation earned by the Company's Chief Executive Officer and the next four highest paid executive officers whose compensation (salary and bonus) exceeded $100,000 during the Company's fiscal years ended March 31, 1992, 1993 and 1994, and the total compensation earned by the named individuals during the fiscal years ended March 31, 1992 and 1993.

                                SUMMARY COMPENSATION TABLE
                                                                      Long-Term
                                    Annual Compensation<F1>          Compensation
                                    ----------------------           ------------

                                                              Number of      All Other
Name and Principal Position      Year    Salary     Bonus       Option    Compensation<F3>
- ---------------------------      ----    ------     -----     Awards<F2>  ----------------
                                                              ----------
Vernon L. Wiersma                1994   $162,167    $70,000         --        $ 9,496
 President and Chief Executive   1993    136,500         --         --         17,556
 Officer                         1992    136,500         --         --             --

Stephen W. Theobald              1994   $128,333    $56,000         --        $11,891
 Vice Chairman and Treasurer     1993    105,000         --         --         15,653
                                 1992    105,000         --         --             --

Kenneth C. Murray ............   1994   $100,000    $20,000         --        $   926
 Vice President, Canned Sales &  1993     94,333<F4>     --      6,000          4,681
 Marketing                       1992     88,200         --      5,000             --

Russell J. Trunk..............   1994   $100,000    $20,000         --        $16,963
 Senior Vice President,          1993    104,667         --         --         22,626
 Operations                      1992     99,744         --      4,000             --

Leslie J. Wilson..............   1994   $100,000    $20,000         --        $ 9,864
 Vice President, Finance and     1993     78,889<4>      --     10,000         14,072
 Chief Financial and Accounting
 Officer

<F1>  The amounts indicated do not include indirect compensation to executive officers, including use of an automobile or an automobile allowance, which, for each executive officer, did not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus compensation shown above.

<F2>  Amounts shown represent the total number of options awarded under the 1985 Incentive
      Stock Option Plan.

<F3>  Amounts shown in this column represent Directors fees paid to certain of the named individuals and contributions by the Company for the benefit of the named individuals pursuant to the Stokely USA, Inc. Profit Sharing Salary Deferral Plan
      (the "401(k) Plan") and the Executive Split Dollar Life Insurance Plan (the "Split
      Dollar Plan").  The amounts shown for each individual for the fiscal year ended
      March 31, 1994 are derived from the following figures: (i) Director fees of $2,000 each to Messrs. Wiersma and Theobald, and (ii) premium payments under the Split
      Dollar Plan for Messrs. Wiersma, Theobald, Murray, Trunk and Wilson of $7,496,
      $9,891, $926, $16,963, and $9,864 respectively.

<F4>  Mr. Murray's and Mr. Wilson's annualized compensation during fiscal 1993 was
      $100,000.   Mr. Murray received an increase to that level in December 1992 when he was promoted to his present position.  Mr. Wilson joined the Company in June 1992.
/TABLE

Employment Agreements

      In August 1992, the Company entered into Change in Control Contingent Employment Agreements with Messrs. Wiersma, Theobald, Murray, Trunk and Wilson (Collectively, the "Contingent Employment Agreements"). Under the Contingent Employment Agreements, if a change of control occurs, the Company will continue to employ Messrs. Wiersma and Theobald for three years, and Messrs. Murray, Trunk and Wilson for one year, following the date of the change of control. "Change of control", as defined in the Contingent Employment Agreements, includes the acquisition of 20% or more of the Company's Common Stock, a merger, consolidation or reorganization, the sale of substantially all of the Company's assets or a significant change in the composition of the Board of Directors of the Company. In the event of a change of control, the employee shall be employed by the Company for the applicable number of years, and shall receive a salary equal to his salary on the date of the change of control, subject to annual upward adjustments commensurate with increases awarded to other officers and employees. If, after a change of control, the Company terminates the employee for any reason other than for cause or if the employee elects to terminate his employment, he shall continue to be paid monthly an amount equal to his then current monthly base salary plus a certain amount of incentive payments and shall continue to be entitled to receive all other employee benefits and perquisites made available to other employees of comparable status until the end of his employment term. If the Company terminates the employee for "cause" (as described in the Contingent Employment Agreements), the employee is entitled to receive only his compensation through the date of termination. For purposes of the Contingent Employment Agreements, the current base salary for Mr. Wiersma is $205,000, Mr. Theobald is $160,400, Messrs. Murray and Trunk is $118,000, and Mr. Wilson is $114,500. The amount of the base salary and any incentive payments are reviewed regularly by the Compensation Committee of the Board.

Benefits

     Executive Split Dollar Insurance Program

      The Company established a Split Dollar Life Insurance Plan, effective February 1, 1990 (the "Split Dollar Plan"), in which Messrs. Wiersma, Theobald, Murray, Trunk and Wilson participate. The life insurance benefit is equal to four times the executives' salary. The executive pays the economic value of the insurance and the Company pays the balance of the premium. Upon the executive's death or the retirement of the executive, the Company will receive all premiums paid on behalf of the executive and the executive will receive the remainder of the death benefit or the cash surrender value.

     Retirement Savings Plan

      The Company maintains a retirement savings plan, the Stokely USA, Inc. Profit Sharing Salary Deferral Plan (the "Plan"), covering all of its eligible employees. Employees are eligible to participate after completing a twelve month period of 1,000 or more hours of employment. The Plan involves a Company Profit Sharing Contribution account, a Voluntary Savings Contribution account and a 401(k) Salary Deferral account.

      Subject to the Company's operating results, the Company may make contributions up to 8% of pre-tax profits to the Profit Sharing Contribution account which would be allocated to participants pro rata to their eligible compensation. Participants become 20% vested in the profit sharing contributions credited to their accounts and the earnings thereon after three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability and attainment of age 62.

      The Voluntary Savings Contribution account permits participants to make voluntary after-tax savings contributions in amounts between 2% and 10% of their annual compensation. Participants in the Voluntary Savings Contribution account are 100% vested in their contributions and the earnings thereon.

      The 401(k) Salary Deferral account permits participants, subject to the limitations imposed by Section 401(k) of the Code, to make voluntary tax deferred contributions in amounts between 1% and 10% of their annual compensation. The Company makes a matching contribution to the 401(k) Salary Deferral account in an amount equal to 25% of the first 6% of compensation deferred by the participant for those participants currently employed. Participants in the 401(k) Salary Deferral account are 100% vested in their contributions, the Company's matching contribution and the earnings thereon.

      Under the Plan, a separate account is maintained for each type of account and each participating employee. Participating employees direct the Plan trustee with respect to the investment of assets held in their accounts among up to six investment options made available by the trustee.

     Incentive Stock Option Plan

      The Company established the 1985 Incentive Stock Option Plan (the "Incentive Stock Plan") in which key employees of the Company and its subsidiaries, as determined by the Compensation Committee, are eligible to participate. The Incentive Stock Plan authorizes the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code ("Incentive Stock Options"). As of March 31, 1994, options to purchase 142,000 shares of Common Stock were outstanding under the Incentive Stock Plan and a total of 82,550 shares of Common Stock were available for granting under the Incentive Stock Plan. There were no individual grants of stock options under the Incentive Stock Plan to any of the executive officers listed in the Summary Compensation Table during the fiscal year ended March 31, 1994.

      The following table sets forth certain information concerning the exercise of stock options granted under the Incentive Stock Plan by each of the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 1994.

                        AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR-END OPTION VALUES
                                                                            Value of
                                               Number of                  Unexercised
                 Number of                    Unexercised                 In-the-Money
                  Shares                        Options                    Options at
                 Acquired      Value        at Fiscal Year End           Fiscal Year End <F1>
Name            on Exercise   Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
- ----            -----------   --------   -----------  -------------  -----------  -------------
Vernon L. Wiersma     0         $ 0        30,000          0            $55,250         $0

Stephen W. Theobald   0           0        15,000          0             21,630          0

Kenneth L. Murray     0           0         8,000      3,000                  0          0

Russell J. Trunk      0           0         4,000          0                  0          0

Leslie J. Wilson      0           0        10,000          0             16,250          0


<F1>  The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the securities underlying the options of $8.00 at March 31, 1994, and the exercise price of the options; $5.825 for Mr. Wiersma, $6.558 for Mr. Theobald,
      $10.72 for Mr. Murray, $10.00 for Mr. Trunk, and $6.375 for Mr. Wilson.


Directors' Compensation

     Board Fees

      Directors who are officers or employees of the Company receive $500 per quarter for service as members of the Board of Directors or Committees thereof. Non-employee directors receive compensation of $6,000 per year of service on the Board plus $500 for each Board or Committee meeting attended. Directors may defer all or any portion of such compensation under a Directors' Deferred Compensation Plan adopted in 1985. Deferred compensation is credited to the account of a participating director in the form of "phantom stock" of the Company based on the market price at the time of each quarterly credit. Shares credited to the accounts of directors electing to participate in the Directors' Deferred Compensation Plan during the fiscal year ended March 31, 1994 were as follows: Mr. Bradley, 1815.5784 shares; Mr. Britt, 7470.7056 shares; Mr. Carey, 2407.4716 shares; Mr. Fish, 7511.9397 shares;
and Mr. Foster, 4056.7471 shares. Directors who have served two full terms (six years) and are Board members upon attaining the age of 65 become eligible for retirement compensation of $500 per month upon completion of service.



                          COMPENSATION COMMITTEE REPORT


     Compensation Committee

      The Compensation Committee of the Company reviews and establishes compensation levels and benefits applicable to executive officers and employees of the Company and makes recommendations with respect to all issues pertaining to executive compensation for ratification by the Board of Directors of the Company.

     Compensation Committee Report

      Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information regarding the compensation and benefits provided to executive officers of the Company. The rules require a report of the Compensation Committee which explains the rationale and considerations that led to fundamental compensation decisions affecting such individuals. The Compensation Committee of the Company has prepared the following report, at the direction of the Board of Directors of the Company, for inclusion in this Proxy Statement.

      It is the policy of the Company to maintain compensation programs which will attract, motivate, retain and reward employees at all levels of the organization and provide appropriate incentives intended to generate long-term financial results which will benefit the Company and the shareholders of the Company. The executive compensation program of the Company incorporates a pay-for-performance policy that compensates executives for both corporate and individual performance. The executive compensation program is designed to achieve the following objectives:


      1. Provide the Company with the ability to compete for and retain talented executives that are critical to the Company's long term success;

      2. Provide incentives to achieve the Company's financial performance objectives and strategic business initiatives with the objective of enhancing shareholder value;

      3. Provide competitive compensation packages comparable to those offered by other peer group companies; and

      4. Reward executives for individual performance in long-term strategic management.

      The Company's executive compensation package consists of three major components: (i) cash compensation, including base salary and an annual incentive bonus; (ii) long-term incentive compensation in the form of stock options awarded under the Incentive Stock Plan; and (iii) executive benefits.

      In determining specific compensation action during the fiscal year ended March 31, 1994, the Compensation Committee reviewed the Company's operating results compared to certain goals and objectives of the restructuring program and to broader based industry performance. The compensation levels for executive officers of the Company have remained essentially static during the past three fiscal years as a result of the disappointing performance of the Company during the last several years and the reorganization of the management team in June 1992. However, the salaries of Messrs. Wiersma and Theobald were increased in August of fiscal 1994 reflecting the assumption of significant new responsibilities related to promotions in June of fiscal 1993, for which no salary increases had previously been granted. With this exception, all management salaries were frozen during fiscal 1994 as were salaries and wages for all non-union positions, however, salary increases were granted in the case of promotions. While the salaries of executive officers were held constant, except as noted, bonuses were paid to executive officers and other key management personnel based on the accomplishment of specific objectives outlined in the restructuring program.

      Mr. Wiersma joined the Company in 1973, and assumed the position of President in June 1992 as a result of the reorganization of the Company's management team. The Board of Directors of the Company believes a key component of the President's compensation evaluation should be responsibilities assumed and Company performance. Mr. Wiersma's base salary increased to $175,000 in August of fiscal 1994 from $136,500 in fiscal 1993. The salary adjustment was made in recognition of the fact that Mr. Wiersma had performed the duties of President for over one year with no salary adjustment and concurrent with his promotion to Chief Executive Officer. The bonus paid to Mr. Wiersma in fiscal 1994 was based on the achievement of specific goals under the restructuring program relating to operating income, cash flow and debt reduction.

      The Compensation Committee believes that aligning the financial interests of management more closely with those of the shareholders substantially influences the creation of shareholder value. The Committee has, therefore, established requirements for executive stock ownership. For Mr. Wiersma and Mr. Theobald, the requirement is stock ownership representing a value at least two times their annual salary, and for Messrs. Murray, Trunk and Wilson, it is value representing at least one times their annual salary. Executives are required to use a portion of any annual cash bonus received to purchase Stokely Common Stock until the ownership requirement is met.

      To further encourage stock ownership among executives and other key employees, the Company adopted the Stokely USA, Inc. 1994 Executive Stock Option Plan (the "Executive Option Plan") in June 1994 which is being submitted for shareholder ratification at the Annual Meeting. The Executive Option Plan is designed to encourage and create ownership and retention of the Company's Common Stock by key employees. Through the option grants available under the Executive Option Plan, the objective of aligning key employees' long-range interests with those of shareholders may be met by providing key employees with the opportunity to build, through achievement of corporate goals, a meaningful stake in the Company. Options are granted under the program in conjunction with cash purchases of stock as outlined in the preceding paragraph.

       For a discussion of the executive benefits made available to officers of the Company during the fiscal year ended March 31, 1994, see "Benefits." Stock options awarded and executive benefits paid by the Company to its officers were based upon each officer's contribution to the success of the Company and reflected each officer's position, salary and specific responsibilities.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                     PERFORMANCE GRAPH FOR STOKELY USA, INC.


      Set forth below are two line graphs comparing the cumulative shareholder return on the Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies included in the Center for Research on Security Prices Index for NASDAQ Stock Market companies and a peer group of companies chosen by the Company. The peer group in the first graph includes NASDAQ listed companies included in Standard Industrial Classification (SIC) codes 2030-2039 (Canned, Frozen and Preserved Fruits, Vegetables and Food Specialties). This peer group is consistent with the peer group used in the performance graph in last year's proxy statement.

      The peer group in the second graph includes the companies in the first graph and additionally AMEX and NYSE companies with 2030-2039 SIC codes. The Company intends to utilize this broader peer group index in its' performance graphs for future fiscal years.
The change is being made because the Company believes the broader peer group is a more meaningful and representative comparison. The small size of the former group (eight companies) may result in the performance of a single company having a distorting impact on the entire peer group.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth the beneficial ownership of shares of Common Stock as of June 15, 1994 by each shareholder known to the Company who beneficially owns more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission, in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by each director of the Company, by each of the executive officers of the Company appearing in the Summary Compensation Table below, and by all directors and executive officers as a group.

                                 Number of Shares
      Name                      Beneficially Owned<F1>  Percent of Class
      ----                      ----------------------  ----------------

Winogene Kile <F2>.................  741,000 <F3>            8.9%
Stephen W. Theobald................  266,297 <F4>            3.2
Thomas W. Mount....................  179,256                 2.1
Joseph B. Weix.....................  140,480 <F5>            1.7
Vernon L. Wiersma..................   33,000                 *
Kenneth C. Murray..................   11,000                 *
Russell J. Trunk...................    4,000                 *
Leslie J. Wilson...................   10,000                 *
Frank J. Pelisek...................    1,400                 *
Ody J. Fish........................    1,000                 *
Carol Ward Knox....................    1,000                 *
Orren J. Bradley...................      500                 *
Charles J. Carey...................      200                 *
Dr. E. Michael Foster..............      200                 *
Russell W. Britt...................      200                 *

All directors and executive officers
     as a group (17 persons).......  661,033                 7.9%

- ---------------------------------

* Amount represents less than 1% of the total shares of Common Stock outstanding.

[FN]
<F1>  Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power.

<F2>  Winogene Kile's address is P.O. Box 592, Oconomowoc, Wisconsin
      53066.

<F3>  Includes 50,000 shares held indirectly by Mrs. Kile's husband, as trustee, and 40,000 shares held by Mrs. Kile's husband and a son of Mr. Weix as co-trustees, as to which she disclaims any beneficial ownership.
<F4>  Includes 162,191 shares held by Mr. Theobald as co-trustee for which he has shared dispositive and voting power with The First National Bank of Chicago and 88,106 shares held by Mr. Theobald as co-trustee for which he has shared dispositive and voting power with Bank One Wisconsin Trust Company, N.A. and as to which he disclaims any beneficial interest.

<F5>  Includes 50,000 shares held by Mr. Weix as co-trustee for which he has shared dispositive and voting power and as to which he disclaims any beneficial interest.

                                 CERTAIN TRANSACTIONS

      The Company has adopted a policy governing related party transactions providing that any transaction by and between the Company and officers, directors, principal shareholders or their affiliates will be for bona fide business purposes and on terms no less favorable to the Company than those obtainable in arms-length transactions with unaffiliated third parties, and will be subject to approval of a majority of the Company's outside directors.


                                 SECTION 16 COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended March 31, 1994, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements.


                                 SHAREHOLDER PROPOSALS

      Shareholders of Stokely may submit matters to be considered at the 1995 Annual Meeting of Shareholders. In order to be included in the 1995 Proxy Statement, such written proposals must be received on or before March 15, 1995, at the principal offices of Stokely USA at 1055 Corporate Center Drive, Oconomowoc, Wisconsin, 53066-0248, Attention:
Robert M. Brill, Secretary. If such proposal is in compliance with all of the requirements of 17 C.F.R. Sec 240.14a-8("Rule 14a-8") of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the appointment form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

               OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

      The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


      A copy of the Form 10-K (without exhibits) for the year ended March 31, 1994 is filed with the SEC and will be furnished without charge to shareholders of record upon written request to Stokely USA, Inc., Robert
M. Brill, Secretary, 1055 Corporate Center Drive, Oconomowoc, Wisconsin
53066.


                                          By Order of the Board of Directors



                                          Robert M. Brill
                                          Secretary


Oconomowoc, Wisconsin
July 18, 1994



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.